Exhibit 99.1

For More Information:
Pam Sullivan	Brian Gendron
Phase Forward	SHIFT Communications

781-902-4502

617-681-1226

pam.sullivan@phaseforward.com

bgendron@shiftcomm.com

Karen Vahouny
Qorvis Communications
703-744-7809
kvahouny@qorvis.com

PHASE FORWARD COMPLETES LINCOLN TECHNOLOGIES ACQUISITION

Waltham, MA – August 25, 2005 – Phase Forward (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, today announced that it has completed the previously announced acquisition of privately held Lincoln Technologies, Inc. in an all-cash transaction valued at $11 million, plus up to an additional $6 million based on achievement of certain financial targets in 2005 and 2006. Based in Wellesley, Massachusetts, Lincoln Technologies is recognized as a market-leading provider of products and services for strategic pharmacovigilance, clinical trial safety signal detection, and applied data standards. Lincoln’s key customers include major pharmaceutical companies in the U.S. and Europe.  In addition, Lincoln has relationships with key government and health regulatory agencies including the FDA in the U.S. and the MHRA in the United Kingdom. Lincoln Technologies will retain its name and will continue to be managed by its current president, Chan Russell.

About Phase Forward
Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. The company helps pharmaceutical, biotechnology, and medical device companies bring needed drugs and therapies to market faster and more safely. Phase Forward offers proven solutions in electronic data capture (EDC), clinical data management (CDM), and adverse event reporting (AER). Phase Forward products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 220 organizations worldwide including: AstraZeneca, Biogen Idec, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, GlaxoSmithKline, Guidant, Procter & Gamble, Quintiles, Sanofi-Aventis, Schering-Plough Research Institute, and Serono. Additional information about Phase Forward is available at www.phaseforward.com.